Media Contact: The Abernathy MacGregor Group, Inc. Rivian Bell, rlb@abmac.com Sydney Isaacs, sri@abmac.com Tel: 213/630-6550

THQ INC. to Sell Certain Remaining Intellectual Properties
Darksiders, Homeworld, MX vs. ATV, and Red Faction Among Available Assets

AGOURA HILLS, Calif. - Feb 26, 2013- THQ Inc. (OTC: THQIQ) today announced that it will sell certain of its remaining intellectual properties (IP) via a Court-supervised sale process. Last month, THQ sold the majority of its studios and games in development as part of its Chapter 11 case. The company expects to complete the bidding and sale process for these remaining IP assets by mid-May.

The company has designated six lots of IP titles for bidding:

•	Darksiders;

•	Red Faction;

•	Homeworld;

•	MX;

•	Other Owned Software, including Big Beach Sports, Destroy all Humans!, Summoner, and more; and

•	Other Licensed Software, including Marvel Super Hero, Supreme Commander, Worms, and more.

Each lot's complete group of titles is listed at the end of this announcement.

Interested bidders must provide: 1) complete identification, including the names of corporate officers or those authorized to act on the bidder's behalf; 2) written evidence of authority to enter into the anticipated transaction; and 3) proof of financial ability to perform the contemplated transaction. Only those bidders who meet all three requirements will be provided access to confidential information about each lot of titles once a non-disclosure agreement has been executed. Documentation meeting these three requirements should be sent to auction@thq.com.

Initial bids must be submitted by April 1, 2013. Final bids are required by April 15. The company, in consultation with its unsecured creditors committee, will determine the best and highest bid for each lot and designate a back-up bid. In May, the sales will be presented to the Court for final approval.

THQ Inc. has received more than 100 expressions of interest in purchasing various titles; consequently, a vigorous sale is anticipated. The company has established a special clearinghouse at auction@thq.com.

Last month, the Court approved the sales of three of THQ Inc.'s owned studios and games in development, as well as Evolve, a working title under development at Turtle Rock Studios, Homefront 2, Metro: Last Light and South Park: The Stick of Truth. Under the terms of the agreements with the successful and approved bidders, the THQ estate received approximately $72 million.

THQ and its domestic business units filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Court for the District of Delaware on Dec. 19, 2012.

For additional information about THQ, please visit www.thq.com. For information regarding the Chapter 11 case, please visit www.kccllc.net/thq.

THQ Inc. Caution Concerning Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as "THQ"), including, but not limited to, expectations regarding the bankruptcy case. These statements are based upon management's current beliefs and certain assumptions made by management. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the adverse impact of the bankruptcy case on THQ's business, financial condition and results of operations, including its ability to maintain customer and supplier relationships; the level of interest of prospective bidders in the bidding and sale process for the remaining IP assets; THQ's ability to obtain bankruptcy court approval in connection with the bankruptcy case; the actions of THQ's creditors and other third parties with interests in the bankruptcy case; competitive, economic, legal, political, and technological factors affecting our industry, operations, markets, products, or pricing. Readers should carefully review the risk factors and the information that could materially affect THQ's financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal period ended March 31, 2012 and subsequent Quarterly Reports on Form 10-Q, and particularly the discussion of trends and risk factors set forth therein. Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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THQ Official List of Intellectual Property Available for Bidding

Lot 1 - OWNED SOFTWARE
Red Faction	Red Faction Armageddon
Red Faction 2	Red Faction: Guerrilla

Lot 2 - OWNED SOFTWARE
Homeworld	Homeworld 2

Lot 3 - OWNED SOFTWARE
MX Alive	MX vs ATV Untamed
MX Superfly featuring Ricky Carmichael	MX vs. ATV Alive Tournament
MX Unleashed	MX vs. ATV Unleashed
MX vs ATV Reflex	MX vs. ATV: On The Edge

Lot 4 - OWNED SOFTWARE
Darksiders	Darksiders 2

Lot 5 - OWNED SOFTWARE
All Star Cheer Squad	Elements of Destruction
All Star Cheer Squad 2	Fantastic Pets
All Star Karate	Frontlines: Fuel of War
Baja: Edge of Control	Full Spectrum Warrior 1
Battle of the Bands	Full Spectrum Warrior 2: Ten Hammers
Beat City	Juiced
Big Beach Sports	Juiced 2: Hot Import Nights
Big Beach Sports 2	Lock's Quest: Construction Combat
Big Family Games	Neighborhood Games
Crawler	Pax Imperia
de Blob	Stuntman: Ignition
de Blob 2	Summoner
Deadly Creatures	Summoner 2
Deep Six	Terranium
Lot 5 - OWNED SOFTWARE (continued)
Destroy All Humans!	The Outfit
Destroy All Humans! 2	Titan Quest
Destroy All Humans! Big Willy Unleashed	Titan Quest: Immortal Throne
Destroy All Humans! Path of the Furon	uDraw
Dood's Big Adventure	World of Zoo
Drawn to Life
Drawn to Life: The Next Chapter

Lot 6 - LICENSED SOFTWARE (buyer to pay any cure costs)
Costume Quest	Scripps Spelling Bee (Scripps)
Daniel X (SueJack)	Sherlock Holmes and the Mystery of Osborne House
Deepak Chopra's Leela (Curious Holdings)	Stacking
Fancy Nancy: Tea Party Time! (Harper Collins)	Supreme Commander
Jeopardy	Supreme Commander Forged Alliance
Jeopardy 2	The Biggest Loser
Journey to the Center of the Earth	Truth or Lies
Let's Ride Best of Breed	Vampire Legends: Power of Three (dtp)
Marvel Super Hero Squad: Comic Combat	Wheel of Fortune
Marvel Super Hero Squad: The Infinity Gauntlet	Wheel of Fortune 2
Marvel Super Hero Squad: The Infinity Gauntlet 2	World of Zoo
Nancy Drew: The Hidden Staircase	Worms 2
Nexuiz	Worms Battle Islands
Paws & Claws Marine Rescue	Worms Open Warfare
Paws & Claws Pampered Pets Resort 3D	Worms: A Space Oddity
PurrPals 2	Worms: Open Warfare 2 (Team 17)
Rio	You Don't Know Jack (Jellyvision)
Rocket Riot
Screwjumper (Frozen Codebase)